EXHIBIT 10.21

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the "Agreement") is made by and between NewCardio, Inc., a Delaware corporation (the "Company") and Samuel E. George, M.D. ("SG") as of October 1, 2006 (the "Effective Date").

WHEREAS, SG served as a consultant to the Company from approximately September 24, 2004 to approximately August 22, 2005, and as Vice President and Chief Medical Officer of the Company from approximately August 22, 2005 to approximately August 22, 2006 and as a member of the Board of Directors of the Company from approximately August 15, 2005 to approximately June 15, 2006;

WHEREAS, the Company has been trying to raise additional capital to fund its operations so that it is able to hire full time employees, which may include SG;

WHEREAS, the Company has not yet been able to secure such funding;

WHEREAS, SG and the Company are mutually desirous of working together notwithstanding the Company's current financial condition; and

WHEREAS, the parties hereto desire to set out the terms for SG's ongoing involvement with the Company and settle all existing matters.

NOW THEREFORE, in consideration for the promises made herein, the parties hereto agree as follows:

1.  Consideration.

(a)  Accelerated Vesting of Options.

(i)  SG was previously granted options to purchase 100,000 and 150,000 shares of the Company's Common Stock at exercise prices of $0.001 and $0.01 per share, respectively. On the Effective Date, each of the aforementioned options shall be fully vested.

(ii)  SG was granted an option to purchase 350,000 shares of the Company's Common Stock, vesting monthly over 48 months, on August 22, 2005 (the "2005 Option"). As of a meeting between the Parties on August 25, 2006, 87,500 shares subject to the 2005 Option have vested, and 262,500 shares subject to the 2005 Option are unvested. Upon the Effective Date, the 2005 Option shall be amended such that SG shall be permitted to purchase 137,500 shares of the Company's Common Stock, such 137,500 shall be considered fully vested, and no additional shares shall be subject to purchase under the 2005 Option.

(b)  Cash Compensation. Subject to the Company having sufficient capital resources if and when it obtains financing from one or more individuals or entities, the Company shall pay to SG a sum of $95,000, which represents amounts the Company originally intended to pay to SG but is not able to at this time.

(c)  Reimbursement of Expenses. Subject to the availability of sufficient capital resources, the Company shall reimburse SG for all reasonable out-of-pocket expenses incurred and approved by the Company provided that such reimbursement amount will be reduced by $5,000, which represents an existing obligation of SG owing to the Company.

(d)  The parties hereto agree to enter into the consulting agreement in the form attached hereto as Exhibit A.

2.  Release of Claims. For and in consideration of the consideration herein and execution of this Agreement, each party on behalf of himself, itself or assigns, hereby fully and forever releases the other party and its officers, directors, employees, agents, shareholders, administrators, affiliates, divisions, subsidiaries, successor corporations, and assigns, if any, from any and all claims, duties, obligations, or causes of action relating to SG's prior services provided to the Company, as an officer and director of the Company, whether presently known or unknown, suspected or unsuspected, that either party may possess arising from any omissions, acts, or facts that have occurred up to and including the date of this release, including without limitation the following:

(a)  any and all claims relating to amounts owed, or promised to be paid, to SG for bonuses, reimbursement of expenses, or otherwise;

(b)  any and all claims relating to, or arising from, SG's right or option to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)  any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code;

(e)  any and all claims for violation of the federal, or any state, constitution;

(f)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by SG as a result of this Agreement; and

(h)  any and all claims for attorney fees and costs.

The Company and SG agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

3.  Civil Code Section 1542. Each party represents that he or it is not aware of any claim by him or it other than the claims that are released by this Agreement. Each party acknowledges that he or it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.

Each party, being aware of said code section, agrees to expressly waive any rights he or it may have thereunder, as well as under any other statute or common law principles of similar force or effect.

4.  No Pending or Future Lawsuits. Each party represents and warrants that there are no lawsuits, claims, or actions pending in any collective or class action, or on behalf of any other person or entity, against the other party. Each party also represents and warrants that there is no intent to bring any claims on behalf of any other person or entity against the other party relating to any acts, events, or transactions occurring before the Effective Date.

5.  No Admission of Liability. Each party understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by either party, either previously or in connection with this Agreement, shall be deemed or construed as (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the other party of any fault or liability whatsoever to said party or to any third party.

6.  Costs. The Company and SG shall each bear their own costs, attorneys' fees and other fees incurred in connection with their dispute, in entering into this Agreement and in connection with the matters contained herein.

7.  Arbitration.

(a)  Any controversy between the parties hereto involving any claim arising out of or relating to this Agreement shall be finally settled by arbitration in Santa Clara County, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(b)  THE PARTIES HERETO HAVE READ AND UNDERSTAND THIS SECTION 7, WHICH DISCUSSES ARBITRATION. SG UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EACH PARTY AGREES TO SUBMIT, UNLESS OTHERWISE REQUIRED BY LAW, ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION HEREOF, OR ANY OF THE MATTERS HEREIN TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT AND RELEASE OF ALL CLAIMS.

8.  Authority. The Company and SG represent and warrant that (a) the persons signing this Agreement have the authority to bind the person or entity entering into this Agreement and all who may claim through he, she or it to the terms and conditions of this Agreement; and (b) there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

9.  No Representations. Each party to this Agreement represents that he or it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. No party has relied upon any representations or statements made by any other party hereto which are not specifically set forth in this Agreement.

10.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any consideration to SG under the terms of this Agreement. SG understands that he is responsible for payment, if any, of local, state and/or federal taxes on any consideration paid hereunder by the Company and any penalties or assessments thereon.

11.    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

12.   Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by SG and the Company, their espective heirs, executors, administrators, successors and assigns. In the event the Company is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the assets shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement.

13.    Entire Agreement. This Agreement represents the entire agreement between SG and the Company and supersedes and replaces any and all understandings or agreements, whether written or oral, concerning the subject matter herein.

14.     No Oral Modification. This Agreement may only be modified by a writing signed by the Company and SG.

15.     Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to conflict of law provisions.

16.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and when taken together, shall constitute one and the same instrument.

17.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without duress or undue influence on the part or behalf of the Company or SG, with the full intent of releasing all claims. The Company and SG acknowledge that:

(a)  They have read this Agreement;

(b)  They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or have knowingly declined to have such representation;

(c)  They understand the terms and consequences of the Agreement and the release set forth herein; and

(d)  They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on October 22, 2006.

NEWCARDIO, INC.

By: /s/ Branislav Vajdic
Branislav Vajdic, Ph.D, Chief Executive Officer and Director

/s/ Samuel E. George
SAMUEL E. GEORGE, M.D.

EXHIBIT A

Consulting Agreement

[see attached]

NEWCARDIO, INC.

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into as of October 1, 2006 by and between NEWCARDIO, INC. (the "Company") and Samuel E. George, M.D. ("Consultant"). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.  Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the "Services"), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant's performance of the Services.

2.  Confidentiality.

A.  Definition. "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

B.  Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company's prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

C.  Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company's premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D.  Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

E.  Return of Materials. Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant's possession or control.

3.  Ownership.

A.  Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company's line of business in performing the Services under this Agreement (collectively, "Inventions"), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

B.  Further Assurances. Consultant agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant's obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

C.  Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company's prior written permission.

D.  Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and on Consultant's behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4.  Conflicting Obligations.

A.  Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant's violation of this Section 4.A will be considered a material breach under Section 6.B.

B.  Substantially Similar Designs. In view of Consultant's access to the Company's trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company's prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 6 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant's nondisclosure obligations under Section 2.

5.  Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant's progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

6.  Term and Termination.

A.  Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) final completion of the Services, (ii) termination as provided in Section 6.B, or (iii) six (6) months from the date of this Agreement.

B.  Termination. Either party may terminate this Agreement upon giving the other party 14 days' prior written notice of such termination pursuant to Section 11.E of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

C.  Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company's policies and in accordance with the provisions of Section 1 of this Agreement; and

(2) Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Nonsolicitation) and Section 10 (Arbitration and Equitable Relief) will survive termination of this Agreement.

7.  Independent Contractor; Benefits.

A.  Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B.  Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company's employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company's benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8.  Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant's assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant's assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party's rights resulting in whole or in part from the Company's use of the work product of Consultant under this Agreement.

9.  Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the "Restricted Period"), Consultant will not, without the Company's prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant's own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant's engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

10.  Arbitration and Equitable Relief

A.  Arbitration. Consultant agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant's performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

B.  Procedure. Consultant agrees that any arbitration will be administered by the American Arbitration Association ("AAA"), and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. Consultant agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Consultant agrees that the arbitrator will issue a written decision on the merits. Consultant also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Consultant understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Consultant shall pay the first $125.00 of any filing fees associated with any arbitration Consultant initiates. Consultant agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that, to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

C.  Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

D.  Availability of Injunctive Relief In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2 (Confidentiality), 3 (Ownership) or 4 (Conflicting Obligations) of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either the Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.

E.  Administrative Relief Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

F.  Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

11.  Miscellaneous.

A.  Governing Law. This Agreement shall be governed by the laws of California without regard to California's conflicts of law rules.

B.  Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

C.  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

D.  Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E.  Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), to the party at the party's address written below or at such other address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 11.E.

(1)   If to the Company, to:
NewCardio, Inc.
7197 Indian Valley
San Jose, CA 95139
Attention: Chairman

(2)   If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

F.  Attorneys' Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, in addition to any other relief to which that party may be entitled.

G.  Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT	NEWCARDIO, INC.

By: /s/ Samuel E. George, M.D.	By: /s/ Branislav Vajdic, Ph.D

Name: Samuel E. George, M.D.	Name: Branislav Vajdic, Ph.D

Title: Senior Vice President	Title: Chief Executive Officer and Director

Address for Notice:

7904 NW Hawkins Blvd
Portland, OR 97229

EXHIBIT A

Services and Compensation

1.  Contact. Consultant's principal Company contact:

Name:  Samuel E. George, MD                                  .

Title: Consultant & Senior Vice President              .

2.  Services. The Services shall include, but shall not be limited to, the following:

A.  Consultant shall serve as Senior Vice President of the Company.

B.  Consultant shall prepare and submit new patent applications timely for the following:

1.  new QTinno-related tools [MILESTONE] , and

2.  novel tools for analysis of cardiac repolarization, recently developed jointly by Bosko Bojovic and Alexei Shvilkin [MILESTONE].

C.  Consultant shall oversee and contribute to preparation of a manuscript describing results of the Harvard acute MI study and ensure that it is submitted to a peer-reviewed journal of reasonable quality [MILESTONE]

D.  Consultant shall review and audit the CardioBip data from the Petrovic Clinic and prepare figures, slides, reports and other materials that will summarize the CardioBip story. The intent is to prepare accurate, persuasive and readily understandable materials that can be used by the Board and Company executives in discussions with potential investors [MILESTONE].

E.  Clinical Research Tasks:

1.  Consultant shall prepare a "shelf registration" package for submission to IRBs in Belgrade, allowing the Company to obtain VisualECGs for research purposes upon signing of a standard informed consent form. Such "shelf registration" shall simplify clinical research for the Belgrade team and allow them to obtain VisualECGs easily in virtually any situation. [MILESTONE]

2.  Consultant shall advise and assist Bosko Bojovic, Vladan Vukcevic, and other investigators with respect to small-scale clinical research studies that may be conducted in Belgrade during the next 6 months.

3.  Consultant shall summarize the Company's cardiac safety data to date in written materials and slides that can be used by the Board and Company executives in discussions with potential investors. [MILESTONE]

4.  Consultant shall diligently attempt to obtain access to the FDA's database of cardiac safety ECGs, and if access is obtained, use them to conduct at least one major new study of QTinno speed and accuracy in cardiac safety.

F.  Consultant shall provide reasonable support for Board in their efforts to obtain funding and to hire a new Chief Executive Officer.

G.  Consultant shall make reasonable efforts to continue the Company's relationships with key cardiovascular opinion leaders and seek to develop new relationships.

H.  Consultant shall give whatever other support can be reasonably provided based on the Company's needs and the Board's requests.

I.  Consultant's acheivement of Milestones shall be determined by the Board in their reasonable and objective judgment. Standard to be applied is a workmanlike product reflecting at a minimum the ordinary skill, diligence and expertise expected of a Consultant with similar training and experience.

J.  Both parties recognize that the Milestones outlined above are targeted to key areas of need for the Company, but the Company's goals and needs will likely change in the coming months. If changes are necessary, the parties will work together in good faith to modify or change Milestones as needed. The order of Milestones herein is for convenience and is not intended to assign priority or establish order of performance and shall not affect the vesting of the Shares.

3.  Compensation.

A.  The Company will pay Consultant no cash compensation in connection with this Agreement.

B.  The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy. Such reimbursement shall occur upon the Company's availability of sufficient funds.

C.  The Company will recommend at the first meeting of the Company's Board of Directors following the date of this Agreement that the Company grant Consultant a nonqualified stock option to purchase 72,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors. 6,000 of said Shares subject to the option shall vest each month after the date vesting begins for a period of 6 months (such that a total of 36,000 of the Shares shall vest over the 6 month period) and no shares shall vest before such date and no rights to any vesting shall be earned or accrued prior to such date and 6,000 of said Shares shall vest upon the achievement of each Milestone as described in Section 2 of this Exhibit A. This option grant shall be subject to the terms and conditions of the Company's Equity Incentive Plan and Stock Option Agreement, including vesting requirements.

This Exhibit A is accepted and agreed as of October 1, 2006, and this instrument is executed on October 22, 2006.

CONSULTANT	NEWCARDIO, INC.

By: /s/ Samuel E. George, M.D.	By: /s/ Branislav Vajdic, Ph.D

Name: Samuel E. George, M.D.	Name: Branislav Vajdic, Ph.D

Title: Senior Vice President	Title: Chief Executive Officer and Director